NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 16, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 01, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between HighPoint Resources Corporation and Bonanza Creek Energy, Inc. became effective on April 01, 2021. Each share of Common Stock of HighPoint Resources Corporation was converted into the right to receive a number of shares of Bonanza Creek Common Stock, obtained by dividing 490,221 shares of Bonanza Creet Common Stock by the Eligible Shares, rounding the resulting number of shares to five decimal places. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on April 05, 2021.